Number BC0692326

CERTIFICATE

OF

INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that NORTHERN STAR DISTRIBUTORS LTD. was incorporated under the Business Corporations Act on April 8, 2004, at 01:51 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On April 8, 2004

John S. Powel
Registrar of Companies
Province of British Columbia
Canada